UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2006
CAMBREX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10638 (Commission File Number)	22-2476135 (IRS Employer Identification No.)

One Meadowlands Plaza
East Rutherford, NJ	07073
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (201) 804-3000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 1.01 Entry into a Material Definitive Agreement.
      Cambrex Corporation is reporting under Item 1.01 that on October 26, 2006, the Board of Directors approved certain amendments to the Company’s executive employment agreements (“Agreement”), a copy of which is filed as an exhibit to the Company’s Annual Report on Form 10-K, with Mr. Steve M. Klosk, Mr. Luke Beshar, Mr. Peter E. Thauer, Mr. Thomas Bird and Mr. Shawn Cavanaugh, as follows: (i) subsection 4(b)(ii) is amended to clarify that restricted stock, restricted stock units or other forms of remuneration would be included in the potential bonus arrangement that the employee may be eligible to receive pursuant to such subsection; (ii) subsection 6(d) is amended to clarify that if employment was terminated other than for cause, death or disability, pursuant to such subsection, the employee would receive an amount equal to the highest bonus earned (versus paid) in the three years prior to the change of control to clarify that unvested restricted stock would be included in the calculation of the amount which the employee may be entitled; (iii) subsection 6(d)(i)(F)(i) would be amended to clarify the definition of “actuarial equivalent” as the “GAR94 Unisex Mortality Table at a 7% interest rate”; and (iv) to clarify that all benefits would be continued for the three year employment period (as defined in the Agreement) and subsection 6(d)(i)(F)(ii) would be amended accordingly.
      The foregoing description of the terms and conditions of the amendments to the Agreement is a summary and is qualified in its entirety by reference to the amended Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending on September 30, 2006.
      Cambrex Corporation is also reporting under Item 1.01 that on October 26, 2006, the Board of Directors agreed to pay Mr. Thomas Bird a bonus in the amount of $500,000 for his work in connection with the divestiture of the Company’s facilities in Cork, Ireland and Landen, Belgium. Such bonus will be paid within 14 days.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBREX CORPORATION
/s/ Peter E. Thauer
Name:	Peter E. Thauer
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: November 1, 2006